SUBSCRIPTION AGREEMENT

Subscription Date:

Boxceipts.com, Inc.

Geoff Farwell

5711 West 157th Terrace

Overland Park, Kansas  66223

This Subscription Agreement (“Agreement”) is by and between the undersigned (“Subscriber”) and the Company

Boxceipts.com, Inc., a Nevada Corporation

1.  Payment. Subject to the terms and conditions of this Agreement, on the date hereof, the Company will issue to Subscriber, and Subscriber agrees to purchase from the Company the number of shares (the “Shares”) in exchange for the purchase price (“Purchase Price”) all as set forth on the signature page attached hereto.

2.  Representations of Subscriber. To induce the Company to accept this offer, Subscriber represents and warrants as follows:

(a)  Subscriber agrees that Subscriber may not sell or otherwise transfer all or any interest in the Shares except as expressly provided in this Agreement.

(b)  Subscriber understands that the Company must comply with the securities laws of the jurisdiction in which the Subscriber is domiciled. Subscriber therefore represents and warrants to the Company as follows:

(i)

Subscriber represents and warrants that it was not organized, either directly or indirectly, for the specific purpose of acquiring the Shares and that it has acquired such Shares for its own account and not for the personal accounts of its shareholders.

(ii)

Subscriber realizes that purchase of the Shares is a speculative investment involving a high degree of risk, including but not limited the risk of economic losses from operations of the Company, and that the economic benefits, if any, which may be derived from the purchase of the Shares are uncertain. In determining whether or not to make an investment in the Company, Subscriber has relied solely upon independent investigations made by Subscriber or its representatives.

(iii)

Subscriber has had full opportunity to conduct, and has conducted, a complete and thorough due diligence investigation of the Company, and such opportunity has been made available to the Subscriber's professional representative(s), to ask questions of and receive answers from representatives of the Company concerning the Company and its financial condition and prospects, as well as to obtain additional information necessary to verify the accuracy of the written materials provided to Subscriber and its representatives by the Company.

(iv)

Subscriber understands that the Shares have not been registered under the Securities Act of 1933, as amended (the “Act”), or any state securities laws, in reliance on exemptions from registration which depend, in part on the Subscriber's investment intention; and, accordingly, the truth and accuracy of the foregoing representations will be relied upon by the Company to establish such exemptions. Subscriber acknowledges that the Company is not required to recognize any transfer of the Shares unless, in the opinion of counsel to the Company, such transfer would not result in a violation of any federal or state law regarding the offer and sale of Shares and has the capacity to protect its own interests.

(v)

 Subscriber agrees to the placing on the certificates representing the Shares of legends, in substantially the following form, referring to the restrictions set forth in the following paragraph:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  NO SALE OR ASSIGNMENT OF THE SHARES REPRESENTED BY THIS CERTIFICATE SHALL BE MADE UNLESS THE HOLDER SHALL HAVE OBTAINED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH PROPOSED DISPOSITION OR TRANSFER LAWFULLY MAY BE MADE WITHOUT REGISTRATION OF SUCH SHARES PURSUANT TO APPLICABLE SECURITIES LAWS, OR SUCH REGISTRATION.

(vi)

 Subscriber is aware that there are restrictions on the transferability of the Shares, that there is no market for the Shares, and that it is possible that such a market will never develop. Accordingly, it is unlikely that the Subscriber will be able to liquidate an investment in the Company in case of an emergency or for any other reason.

(vii)

 Subscriber's commitment to investments that are not readily marketable is not disproportionate to its net worth, and an investment in the Shares will not cause such commitment to become excessive. Subscriber has adequate means of providing for its current needs and contingencies and has no need for liquidity with respect to its investment in the Shares, and can withstand a complete loss of its investment. Subscriber has, either alone or with a purchaser representative, such knowledge and experience in financial and business matters that Subscriber is capable of evaluating the merits and risks of an investment in the Shares.

3.

Accredited  or Non-Accredited Investor.

(A)

 Subscriber is an Accredited Investor because of qualification within one of the following categories:

Please Initial the Appropriate Category to the right of the definition

CATEGORY	DEFINITION	Subscriber’s Initials
$1,000,000 Net Worth	A natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his purchase exceeds $1,000,000, excluding the investor’s primary residence.
$200,000/$300,000 Income

A natural person who had an individual income in excess of $200,000 (including contributions to qualified employee benefit plans) or joint income with such person’s spouse in excess of $300,000 per year in each of the two most recent years and who reasonably expects to attain the same individual or joint levels of income (including such contributions) in the current year.

Director or Officer of Issuer	Any director or executive officer of the Company
All Equity Owners In Entity Are Accredited	An entity, (i.e. corporation, partnership, trust, IRA, etc.) in which all of the equity owners are Accredited Investors as defined herein.
Corporation	A corporation not formed for the specific purpose of acquiring the Shares offered, with total assets in excess of $5,000,000
Other Accredited Investor	Any natural person or entity which qualifies as an Accredited Investor pursuant to Rule 501(a) of Regulation D promulgated under the Act; specify basis for qualification:
Non-Accredited Investor	Subscriber is a “Non-Accredited Investor” that may be allowed to purchase Shares in this Offering

4.  Representations of the Company.  Except as set forth in the Offering Documents and any other items provided to Subscriber, the Company represents and warrants to the Subscriber that:

(a)  Organization and Authority.  The Company, and its respective subsidiaries, if any (i) is a corporation validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted, and (iii) has all requisite corporate power and authority to execute, deliver and perform their obligations under this Agreement and the Offering Documents being executed and delivered by it in connection herewith, and to consummate the transactions contemplated hereby and thereby.

(b)  Qualifications.  The Company, and each of its respective subsidiaries, if any, is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions where such qualification is necessary and where failure to so qualify could have a material adverse effect on the business, properties, operations, condition (financial or other), results of operations or prospects of the Company and its subsidiaries, taken as a whole or has the affect of preventing the Company from performing any of its duties or obligations under this Agreement. (a “Material Adverse Effect”).

(c)  Corporate Authorization.  The Offering Documents have been duly and validly authorized by the Company. This Agreement, assuming due execution and delivery by the Subscriber, when the Subscription Agreement is executed and delivered by the Company, will be valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as the enforceability hereof and thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and general principles of equity, regardless of whether enforcement is considered in a proceeding in equity or at law.

(d)  Non-Contravention.  The execution and delivery of the Offering Documents by the Company and the issuance of the Shares as contemplated by the Offering Documents, with or without the giving of notice or the lapse of time, or both, will not (i) result in any violation of any provision of the articles of incorporation or by-laws or similar instruments of the Company or its respective subsidiaries, (ii) conflict with or result in a breach by the Company  or its respective subsidiaries, if any, of any of the terms or provisions of, or constitute a default under, or result in the modification of, or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or its respective subsidiaries, pursuant to any agreements, instruments or documents or any indenture, mortgage, deed of trust or other agreement or instrument to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or any of its properties or assets are bound or affected, in any such case which would have a Material Adverse Effect on the business, properties, operations, condition (financial or other), results of operations or prospects of the Company and its respective subsidiaries, taken as a whole, or the validity or enforceability of, or the ability of the Company to perform their obligations under, the Offering Documents, (iii) violate or contravene any applicable law, rule or regulation or any applicable decree, judgment or order of any court, United States federal or state regulatory body, administrative agency or other governmental body having jurisdiction over Company or any of its subsidiaries or any of its respective properties or assets that would, except with respect to violations of federal and state securities laws, have a Material Adverse Effect, or the validity or enforceability of, or the ability of the Company to perform its obligations under, the Offering Documents, (iv) have any Material Adverse Effect on any permit, certification, registration, approval, consent, license or franchise necessary for the Company or its subsidiaries to own or lease and operate any of its properties and to conduct any of its business or the ability of the Company or its subsidiaries to make use thereof or (v) except for applicable requirements of federal securities laws and state securities or blue-sky laws, requiring  filing with, or permit, authorization, consent or approval of, any third party, public body or authority.

(e)  Information Provided.  The Company hereby represents and warrants to the Subscriber that the information set forth in the Offering Documents and any other document provided by the Company (or the Company’s authorized representatives) to the Subscriber in connection with the transactions contemplated by this Agreement, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

(f)  Events Subsequent.  Other than in the ordinary course of the Company’s business, the Company has disclosed to the Subscriber:

(i)

Any sale, lease, transfer, license or assignment of any assets, tangible or intangible, of the Company;

(ii)

Any damage, destruction or property loss, whether or not covered by insurance, affecting adversely the properties or business of the Company;

(iii)

Any declaration or setting aside or payment of any dividend or distribution with respect to the shares of capital stock of the Company or any redemption, purchase or other acquisition of any such shares;

(iv)

Any subjection to any lien on any of the assets, tangible or intangible, of the Company other than in the ordinary course of business;

(v)

Any incurrence of indebtedness or liability or assumption of obligations by the Company other than in the ordinary course of business;

(vi)

Any waiver or release by the Company of any right of any material value;

(vii)

Any compensation or benefits paid to officers or directors of the Company;

(viii)

Any change made or authorized in the articles of incorporation or bylaws of the Company, except standard corporate minutes pertaining to this transaction and other items approved in the ordinary course of business;

(ix)

Any material adverse change in the condition (financial or otherwise) of the respective properties, assets, liabilities or business of the Company; or

(x)

Any agreement, written or otherwise, to take any of the foregoing actions.

(g)  Compliance with Law.  To the knowledge of the Company’s officers and directors, neither the Company nor any of its respective subsidiaries is in violation of or has any liability under any statute, law, rule, regulation, ordinance, decision or order of any governmental agency or body or any court, domestic or foreign, except where such violation or liability would not individually or in the aggregate have a Material Adverse Effect and to the knowledge of the Company there is no pending investigation that would reasonably be expected to lead to such a claim.

(h)  Consents.  The Company has all necessary consents, approvals, authorizations, orders, registrations, qualifications, licenses, filings and permits of, with and from all applicable judicial, regulatory and other legal or governmental agencies and bodies and all third parties, foreign and domestic (collectively, the “Consents”), to own, lease and operate their respective properties and conduct their respective businesses as are now being conducted and as disclosed in the Offering Documents, except where the failure to have any such Consent would not have a Material Adverse Effect.

(i) Intellectual Property.  The Company does not have any knowledge of any claim that, or inquiry as to whether, any product, activity or operation of the Company infringes upon or involves, or has resulted in the infringement of, any trademarks, trade-names, service marks, patents, copyrights or other proprietary rights of any other person, corporation or other entity; and no such proceedings have been instituted, are pending or are threatened against the Company.  The Company: (i) owns or possesses all rights to use, option and/or license, as the case may be, all patents, patent applications, provisional patents, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses, formulae, mask works, customer lists, internet domain names, know-how and other intellectual property (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures, “Intellectual Property”) necessary for the conduct of their respective businesses as being conducted and as described in the Offering Memorandum and (ii) does not believe that the conduct of their respective businesses does or will conflict with, and have not received any notice of any claim of conflict with, any such right of others, which conflict would have a Material Adverse Effect.  All Intellectual Property developed by and belonging to the Company (including, without limitation, that which is developed by consultants to the Company which has not been patented has been kept confidential so as, among other things, all such information may be deemed proprietary to the Company. To the Company’s knowledge, there is no infringement by third parties of any Intellectual Property.  There are no pending or, to Company’s knowledge, threatened actions, suits, proceedings or claims by others challenging the Company’s rights in or to any Intellectual Property, and there are no facts which would form a reasonable basis for any such claim.  There is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others that Company infringes or otherwise violates any Intellectual Property rights of others, in each case which would be reasonably likely to have a Material Adverse Effect, and the Company is not aware of any other fact which would form a reasonable basis for any such claim.

(j)  Legal Compliance.  To the best knowledge of the Company, after due investigation, no claim has been filed against the Company alleging a violation of any applicable laws or regulations of foreign, federal, state and local governments and all agencies thereof.

(k)  No SEC or NASD Inquiries.  The Company and none of its past or present officers or directors are, or has ever been, the subject of any formal or informal inquiry or investigation by the SEC or NASD.

(l)  Disclosure.  The representations and warranties and statements of fact made by the Company in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

(m)  Securities Law Compliance.  Subject to the accuracy and completeness of the representations and warranties of the Subscriber contained in this Agreement, the Company has complied and will comply with all applicable federal and state securities laws in connection with the offer, issuance and sale of the Shares hereunder.

(n)  Capital Stock. At the date hereof, the following describes the capital stock of the company

Description of Capital Stock	Number of Shares
Authorized Shares:
Par Value:
Authorized Common Shares:
Authorized Preferred Shares:
Issued Common Shares:
Issued Preferred Shares:

The following sets forth the Company’s issued shares.

Name Of Shareholder	Type of Shares	Number of Shares
Common
Common

All of the outstanding shares of capital stock of the Company were duly authorized and validly issued and are fully paid and nonassessable. There are no outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible Shares or other agreements or arrangements of any character or nature whatever, other than as contemplated by this Agreement under which the Company is obligated to issue any Shares of any kind representing an ownership interest in the Company. Neither the offer nor the issuance or sale of the Shares constitute, or will constitute, an event under any anti-dilution provisions of any Shares issued or issuable by the Company or any agreements with respect to the issuance of Shares by the Company, which will either increase the number of shares issuable pursuant to such provisions or decrease the consideration per share to be received by the Company pursuant to such provisions. Except as contemplated by this Agreement, no holder of any security of the Company is entitled to any preemptive or similar rights to purchase any Shares of the Company from the Company; provided, however, that nothing in this Section shall affect, alter or diminish any right granted to Subscriber in this Agreement. All outstanding Shares of the Company have been issued in full compliance with an exemption or exemptions from the registration requirements of the Securities Act and from the registration and qualification requirements of all applicable state securities laws.

5.  Covenants of the Company.  The Company covenants with the Subscriber as follows, which covenants are for the benefit of the Subscriber and its, his or her permitted assignees:

(a)  Securities Compliance.  The Company shall take all necessary action as may be required or permitted by applicable law, rule and regulation, for the legal and valid issuance of the Shares to the Subscriber, or their respective subsequent holders.

(b)  Compliance with Laws.  The Company shall comply with all applicable laws, rules, regulations and orders, noncompliance with which would be reasonably likely to have a Material Adverse Effect.

(c)  Keeping of Records and Books of Account.  The Company shall keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Company and its Subsidiaries.

(d)  Other Agreements.  The Company shall not enter into any agreement in which the terms of such agreement would restrict or impair the right or ability of the Company to perform its obligations under any Offering Documents.

(e)  Use of Proceeds.  The Company will use the net proceeds from the sale of the Shares for the purposes set forth in the Prospectus under the section titled “Use of Proceeds”.

(h)  Termination of Covenants. Notwithstanding any provisions in this Agreement to the contrary, the obligations of the Company under Sections 3, 4 and 10 shall terminate and shall be of no further force or effect on the date in which the Company completes an initial public offering of any class or classes of its Shares

6.  Market Standoff Agreement.  In connection with the initial public offering of the Company’s securities and upon the request of the Company or the underwriters managing such offering of the Company’s securities, Subscriber agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company (other than those included in the registration) without the prior written consent of the company or such underwriters, as the case may be, for such period of time (not to exceed 180 days) from the effective date of such registration as may be requested by the Company or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the Company’s initial public offering.

7. Successors. Subscriber's rights and obligations hereunder shall inure to the benefit of, and be binding upon and enforceable against, its successors. Notwithstanding the foregoing, neither this offer nor any rights granted to Subscriber herein may be transferred or assigned by Subscriber.

8. Notices. All notices to the Subscriber will be deemed given when mailed by first class mail, postage prepaid, to the address designated by Subscriber in the books and records of the Company.

9. Governing Law. It is the intention of the Subscriber and the Company that the laws of the State of Nevada shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties.

10. Changes Waivers, Etc. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

11. Representations and Warranties, Etc. The parties hereto acknowledge and agree that nothing contained in any writing delivered by the Company which by its terms or context can be reasonably be construed to be a budget, projection or forecast of future performance or events shall constitute a representation or warranty of the Company with respect thereto.

12.  Enforceability.  The holding of any provision of this Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect.

13.  Further Documents, Etc.  The parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

14.  Counterparts.  This Agreement may be executed in counterparts.  It shall not be binding upon the Company unless and until it is accepted by the Company.  Upon the execution and delivery of this Agreement by the Subscriber, this Agreement shall become a binding obligation of the Subscriber with respect to the purchase of Shares as herein provided; subject, however, to the right hereby reserved to the Company to enter into the same agreements with other subscribers and to add and/or to delete other persons as subscribers.

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